Exhibit 99.1

CONTACT:

Robert H. Barghaus	FOR IMMEDIATE RELEASE
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 2nd QUARTER SALES AND EARNINGS
Non-Cash Intangibles Impairment Drives Quarterly Loss
Year-To-Date Cash Flow From Operations Improved By $63 Million Over Last Year

GREENWICH, CT, USA, September 2, 2009: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the second quarter ended July 31, 2009 declined approximately 10% on a local currency basis, with reported sales down 16% to $199.4 million compared to $236.8 million for the prior year period.  The decline in sales reflects lower sales volume across all of Blyth’s business units as U.S. consumers continue to scale back spending.  International sales represented 39% of total sales in the second quarter this year and last year.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Although business conditions remained very challenging during the quarter as consumer spending in the U.S. and Canada continued to be impacted by the overall weak economic climate, we are pleased with our substantial improvements in working capital management and the resulting increase in cash flow during the first half of the year.  Nevertheless, even though our proactive approach to expense management continued to be a top priority, we were unable to sufficiently offset an expected decline in revenue and earnings resulting from the recessionary environment.”

Mr. Goergen continued, “We made further, substantial investments in our PartyLite direct selling business during the second quarter in order to provide the compelling products and programs that will help ensure the success of our Consultants and Leaders.  Building on our first quarter results, we continued to close the gap in active independent U.S. sales Consultants during this year’s second quarter versus the same time last year.  Moreover, growth of our active independent sales Consultants continues in our European markets, and sales there have remained strong in spite of global economic conditions.  The retention and success of our sales force continues to be a top priority.”

The following paragraphs discuss second quarter and first half profitability as compared to last year.  In an effort to assist the reader, a summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

Second Quarter Performance

Operating Loss for the second quarter was $14.6 million this year versus operating profit of $8.1 million last year.  Included in this year’s results is a non-cash, pre-tax goodwill and other intangibles impairment charge of $16.5 million, resulting from a revaluation of goodwill and other intangibles associated with the Company’s investment in ViSalus Sciences.  Also included in the second quarter are pre-tax charges of $0.9 million this year and $0.3 million last year resulting from restructuring in the Wholesale segment.  This year’s charge relates to the merger of Blyth’s wholesale seasonal and home décor businesses into a new company, Midwest-CBK.  Last year’s charge related to exiting the Blyth Homescents International (BHI) North American mass channel candle business.   Excluding the goodwill and other intangibles charge this year, as well as the restructuring charges this year and last year, second quarter operating profit would have been $2.8 million this year and $8.4 million last year.  This decline reflects the impact of lower sales volume and increased promotional spending, principally for PartyLite U.S. and Canada.  Foreign exchange had a $2.3 million negative impact on this year’s second quarter operating loss.

Net Loss attributable to Blyth, Inc. common shareholders for the quarter was $15.6 million compared to net income of $3.0 million for the prior year.  Included in this year’s second quarter net loss is a reversal of a non-cash adjustment, recorded in the first quarter this year, of $0.4 million for accretion of redeemable noncontrolling interest in excess of fair value, related to the Company’s investment in ViSalus.

Diluted Earnings Per Share for the second quarter was a loss of $1.74 compared to earnings of $0.33 a year earlier.  Included in this year’s results are the aforementioned goodwill and other intangibles impairment charge of $16.5 million pre-tax, equating to $15.3 million after tax, or $1.71 per share.  Also included are the restructuring charges of $0.9 million pre-tax, equating to $0.5 million after tax, or $0.06 per share this year and $0.3 million pre-tax last year, equating to $0.2 million after tax, or $0.02 per share. Excluding the aforementioned items and the reversal of the accretion of redeemable noncontrolling interest in excess of fair value in the amount of $0.4 million, or $0.04, earnings per share would have been a loss of $0.01 this year and income of $0.35 last year.

Second Quarter Segment Performance

In the Direct Selling segment, second quarter net sales declined 4% on a local currency basis with reported U.S. dollar sales down 13% to $123.3 million versus $141.4 million for the same period last year.  This year’s second quarter results include ViSalus Sciences, acquired during last year’s third quarter.  Second quarter reported sales declined in most major markets due to consumer reluctance to host and attend parties in the current recessionary environment.  PartyLite’s U.S. sales declined 17% versus prior year, and active independent sales Consultants now total over 18,000 in the U.S. versus over 20,000 in last year’s second quarter.  The decline in second quarter active independent U.S. Consultants was at a lower rate than the prior two quarters, indicating an improving trend in this key metric.

In PartyLite Canada, sales decreased 21% in local currency during the quarter, which translated into a decline of 30% in U.S. Dollars, with active independent sales Consultants totaling more than 4,000 this year versus over 5,000 last year.  PartyLite Europe’s sales decreased 1% in local currencies during the quarter, which translated into a sales decline of 14% in U.S. Dollars.  PartyLite’s European active independent sales Consultants increased to over 28,000 in this year’s second quarter versus over 26,000 in last year’s second quarter.

Second quarter operating loss in the Direct Selling segment was $10.6 million versus operating income of $12.5 million in the same period last year. Excluding the aforementioned goodwill and other intangibles charge of $16.5 million related to the Company’s investment in ViSalus, operating income would have been $5.9 million this year versus $12.5 million last year, driven by lower sales and higher promotional activity.

In the Catalog & Internet segment, second quarter net sales decreased 6% to $36.9 million versus $39.3 million last year due to a planned catalog circulation reduction for the Miles Kimball Company brands, as well as the recessionary sales environment.  This segment’s second quarter operating loss of $2.8 million was an improvement from last year’s operating loss of $4.3 million.  A system implementation at the Miles Kimball Company, which negatively impacted profitability last year, has created operational efficiencies that are reflected in this year’s results.  The segment operating loss reflects the segment’s seasonality.

In the Wholesale segment, second quarter net sales declined 30% to $39.1 million versus $56.0 million last year driven by lower sales of seasonal decorations, home décor products and foodservice products.  Second quarter operating loss in the Wholesale segment was $1.2 million compared to last year’s operating loss of $0.2 million.  Included in these losses is $0.9 million of restructuring this year and $0.3 million last year.  Excluding restructuring, the operating loss would have been $0.3 million this year versus income of $0.1 million last year.  Lower commodity costs and manufacturing efficiencies drove higher foodservice profit, which was more than offset by losses in seasonal decorations and home décor.

During the first quarter, management began to merge its wholesale seasonal and home décor businesses into a new company, Midwest-CBK.  The new company markets 3 leading brands: Seasons of Cannon Falls, CBK Styles and Colonial Candle.  Operations will be consolidated primarily into the Union City, Tennessee headquarters over the balance of the fiscal year, with certain marketing/sourcing remaining in Cannon Falls, Minnesota and manufacturing in Elkin, North Carolina.

First Half Fiscal 2010 Performance

Net Sales for the six months ending July 31, 2009 declined approximately 15% to $414.1 million from $486.6 million reported for the same period a year ago.  Operating Loss for the six months this year was $8.9 million versus income of $18.0 million a year earlier, reflecting the factors previously noted.  Excluding (on a pre-tax basis) the aforementioned $16.5 million charge for goodwill and other intangibles impairment this year and restructuring charges of $0.9 million this year and $0.5 million last year, Operating Profit for the first six months would have been $8.5 million this year versus $18.5 million last year, largely due to the overall soft economic climate and the impact on consumer demand.

Net Loss attributable to Blyth, Inc. common shareholders for the first six months was $13.1 million compared to net income of $4.2 million last year.  Diluted Earnings Per Share was a loss of $1.47 compared to income of $0.45 for last year’s first half.  Included in this year’s first half is the goodwill and other intangibles charge of $16.5 million pre-tax, equating to $15.3 million after tax, or $1.72 per share.  Also included in this year’s first six months are Wholesale restructuring costs totaling $0.9 million pre-tax, equating to $0.5 million after tax, or $0.06 per share.  Included in last year’s results were charges related to BHI totaling $0.5 million pre-tax, equating to $0.3 million after tax, or $0.03 per share. Also included in last year is a charge of $5.2 million (pre-tax and after tax), or $0.57 per share in the first quarter related to the write-off of the Company’s investment in RedEnvelope. Excluding the aforementioned items, earnings per share for the six month period would have been $0.30 this year and $1.05 last year.

The sum of the segment amounts may not equal that reported for the quarter for Blyth overall due to rounding.

In lieu of quarterly teleconferences, management conducts informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on September 2nd at 2:00 pm EDT.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial Candle®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy Comforts® and Boca Java® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009.

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BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended July 31,	Ended July 31,	Ended July 31,	Ended July 31,
	2009	2008	2009	2008

Net sales	$199,354	$236,786	$414,078	$486,634
Cost of goods sold	93,435	108,779	190,357	219,196
Gross profit	105,919	128,007	223,721	267,438
Selling	76,733	87,691	162,150	186,365
Administrative and other	27,335	32,252	53,934	63,048
Goodwill and other intangibles impairment	16,498	-	16,498
Total operating expense	120,566	119,943	232,582	249,413
Operating profit (loss)	(14,647)	8,064	(8,861)	18,025

Other expense (income):
Interest expense	2,055	2,449	4,235	4,872
Interest income	(335)	(1,043)	(886)	(2,355)
Foreign exchange and other	(214)	556	(682)	4,237
Total other expense	1,506	1,962	2,667	6,754
Earnings (loss) before income taxes	(16,153)	6,102	(11,528)	11,271
Income tax expense (benefit)	(323)	3,068	1,878	7,048
Net earnings (loss)	(15,830)	3,034	(13,406)	4,223
Less: Net earnings (loss) attributable to the noncontrolling interests	88	29	(279)	58
Net earnings (loss) attributable to Blyth, Inc.	$(15,918)	$3,005	$(13,127)	$4,165
Reversal of accretion of redeemable noncontrolling interest in excess of fair value	(356)
Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(15,562)	$3,005	$(13,127)	$4,165

Basic:
Net earnings (loss) attributable per Blyth, Inc. common share	$(1.74)	$0.33	$(1.47)	$0.46
Weighted average number of shares outstanding	8,923	9,076	8,918	9,073

Diluted:
Net earnings (loss) attributable per Blyth, Inc. common share	$(1.74)	$0.33	$(1.47)	$0.45
Weighted average number of shares outstanding	8,923	9,178	8,918	9,165

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

			July 31, 2009	July 31, 2008
Assets
Cash and Cash Equivalents			$136,395	$106,166
Short Term Investments			-	11,034
Accounts Receivable, Net			33,227	54,036
Inventories			124,455	170,040
Property, Plant & Equipment, Net			115,728	137,576
Other Assets			121,520	166,026
			$531,325	$644,878

Liabilities and Stockholders' Equity
Bank and Other Debt			$8,161	$28,986
Bond Debt			124,616	143,666
Other Liabilities			162,498	184,262
Equity			236,050	287,964
			$531,325	$644,878

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	July 31, 2009		July 31, 2008
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$(73)	$(0.01)	$3,162	$0.35

Non-GAAP Adjustments:

Goodwill and other intangibles impairment	(15,297)	(1.71)	-	-

Accretion of redeemable noncontrolling interest in excess of fair value	356	0.04	-	-

Restructuring charges	(548)	(0.06)	(157)	(0.02)

GAAP Net earnings attributable to Blyth, Inc. Common Shareholders	$(15,562)	$(1.74)	$3,005	$0.33

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Six Months Ended		Six Months Ended
	July 31, 2009		July 31, 2008
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$2,718	$0.30	$9,649	$1.05

Non-GAAP Adjustments:

Goodwill and other intangibles impairment	(15,297)	(1.72)	-	-

Write-off of RedEnvelope investment	-	-	(5,186)	(0.57)

Restructuring charges	(548)	(0.06)	(298)	(0.03)

GAAP Net earnings attributable to Blyth, Inc. Common Shareholders	$(13,127)	$(1.47)	$4,165	$0.45

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.